                                                                 EXHIBIT 10.15

                               PURCHASE AGREEMENT

                                     BETWEEN

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                                       AND

                         SEQUENT COMPUTER SYSTEMS, INC.


CONTENTS                                                                   PAGE
1.      DEFINITIONS                                                          2
2.      SCOPE OF AGREEMENT                                                   2
3.      TERM AND TERMINATION                                                 3
4.      PRODUCT DOCUMENTATION AND TRAINING                                   3
5.      PRICE AND PAYMENT                                                    4
6.      FORECASTING                                                          5
7.      PURCHASE ORDERS                                                      5
8.      SHIPPING, DELIVERY AND PACKAGING                                     9
9.      INSPECTION AND ACCEPTANCE                                           10
10.     WARRANTY                                                            10
11.     [*]
12.     RETURN MATERIAL AUTHORIZATION                                       12
13.     MANDATORY CHANGES                                                   12
14.     SEQUENT REQUESTED CHANGES                                           13
15.     BROCADE REQUESTED CHANGES                                           14
16.     PRODUCT WITHDRAWAL                                                  15
17.     MEETINGS AND SUPPLIER PERFORMANCE                                   15
18.     REPORTS                                                             16
19.     MATERIAL MANAGEMENT                                                 16
20.     LIMITATION OF LIABILITY                                             16
21.     CONFIDENTIAL AND PROPRIETARY INFORMATION                            16
22.     INFRINGEMENT                                                        17
23.     INDEMNITY AND INSURANCE                                             18
24.     NOTICES                                                             19
25.     MISCELLANEOUS PROVISIONS                                            19
26.     ENTIRE AGREEMENT                                                    21

ATTACHMENTS

A       PRODUCT SPECIFICATION                                               23
B       PRODUCT AND PRODUCT SUPPORT PRICING                                 24
C       SUPPLIER QUALITY                                                    26
D       PRODUCT SUPPORT                                                     32
E       REPORTS                                                             38

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
                               PURCHASE AGREEMENT

                                     BETWEEN

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                                       AND

                         SEQUENT COMPUTER SYSTEMS, INC.

This Agreement, effective_______________("Effective Date"), is entered into by and between Sequent Computer Systems, Inc. ("Sequent"), an Oregon corporation, and Brocade Communications Systems, Inc. ("Brocade"), a California corporation.

Now, therefore, the parties agree as follows:

1.      DEFINITIONS

        1.1 "Product(s)" means the products described in Attachment A, Product Specification and any other product(s) added to this Agreement by mutual consent of the parties.

        1.2 "Product Documentation" means Brocade's assembly drawings, user manuals, diagnostic software documentation, operations manuals, and any other such materials required for the maintenance, operation, and use of the Products generally made available to customers. Upon mutual agreement between the parties, Brocade will provide additional documentation not generally made available to customers.

        1.3 "Product Support" means the type and level of support described in Attachment D, Product Support, subject to the provisions contained in this Agreement.

        1.4 "Field Replaceable Unit" ("FRU") means a component of the Product that will be used to replace or repair failed Product in the field.

2.      SCOPE OF AGREEMENT

        2.1 Brocade agrees to sell Products and Product Support to Sequent in accordance with the terms and conditions of this Agreement. This Agreement is non-exclusive and the parties may enter into similar agreements with other parties. The parties acknowledge that Sequent may sell the Products worldwide for use with Sequent's NUMA-Q and Symmetry product lines and other product lines as mutually agreed between the parties. Sequent shall not be obligated to purchase any Products or Product Support from Brocade hereunder.

        2.2 The parties acknowledge that this Agreement may be executed prior to complete qualification of the Product by Sequent. Qualification of the Product by Sequent and the Product meeting all Product specifications as required in Attachment A are conditions precedent to Sequent's willingness to purchase Products or Product Support under this Agreement.

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
3.      TERM AND TERMINATION

        3.1 Subject to the provisions of sub-Sections 3.2, 3.3, and 3.4, below, the term of this Agreement shall be for a period of [*] from the Effective Date.

        3.2 Sequent may terminate this Agreement at any time, without cause, by giving Brocade at least [*] prior written notice. Termination of the Agreement will not relieve the parties of any obligations incurred prior to the date of termination, including any Sequent liability for cancellations as described in sub-Section 7.7.

        3.3 Either party may immediately terminate this Agreement if the other party:

                (i) becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy and any proceeding under the bankruptcy or insolvency laws is not dismissed within thirty (30) calendar days, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; or

                (ii) has all or a substantial portion of its capital stock or assets expropriated by any government; or

                (iii) is dissolved or liquidated, or has a petition for
                      dissolution or liquidation filed with respect to it; or

                (iv) is subject to property attachment, court injunction, or court order which substantially and negatively affects its operations; or

                (v)   makes an assignment for the benefit of creditors.

        3.4 Either party may terminate this Agreement if the other party fails to perform any of its material obligations under the terms and conditions of this Agreement so as to be in default hereunder and fails to cure such default within [*] after receiving written notice thereof.

4.      PRODUCT DOCUMENTATION AND TRAINING

        4.1 Brocade shall provide Sequent with one (1) reproducible copy of the Product Documentation in the form of printed material, magnetic media, CD ROM, or electronic means as mutually agreed, at no charge to Sequent. Brocade reserves the right to change the content of the Product Documentation at any time. In the event that such Documentation is changed during the term of this Agreement, Brocade agrees, also at no charge, to promptly notify Sequent of revised Product Documentation and its availability on Brocade's web site. Additional copies of Product Documentation and changes thereto may be ordered by Sequent at Brocade's then-current price.

        4.2 Brocade hereby grants to Sequent without additional charge the right to reproduce any Product Documentation furnished under this Section together with an unconditional license to Sequent or each Sequent customer who purchases the Product to use the Product Documentation to maintain, use, or provide training on the Product purchased by such customer. Any reproduced

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
               copies of such Documentation shall contain legends and copyrights appearing on the copies of the Product Documentation which were furnished to Sequent.


        4.3 Brocade will provide one initial training course to a maximum of [*] Sequent employees at a time and location to be agreed upon between the parties. The training course and materials will be at no charge to Sequent. [*] for use in subsequent training. [*]


        4.4 Brocade will provide additional training to Sequent when Product changes are made that affect Product Support. [*]

        4.5 Sequent may request training courses in addition to those described in sub-Section 4.3 and 4.4, above, at Brocade's then-current charges.

5.      PRICE AND PAYMENT


        5.1    [*]


        5.2    [*]


        5.3    [*]


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

        5.4    [*]


        5.5 Pricing does not include federal, state, or local excise, sales, or use taxes, except those taxes that are based on Brocade's income. If such taxes are applicable, they shall be set out as a separate line item on Brocade's invoice.

        5.6 Payment terms for all Products and Product Support shall be net [*] from the date of a correct invoice. Payment of an invoice shall not constitute or imply acceptance of the Product or Product Support or relieve Brocade of any obligations assumed under this Agreement, nor prevent Sequent from asserting any other rights it may have under this Agreement or at law or in equity.


        5.7    [*]

        5.8    [*]


6.      FORECASTING

        Sequent agrees to provide Brocade with twelve-month rolling forecasts of Sequent's estimated annual Product purchase requirements. These forecasts are good faith estimates only, and Sequent shall not be liable to Brocade for failure to purchase any of the forecasted Product.

7.      PURCHASE ORDERS

        7.1 Sequent's purchase orders shall be the sole basis for purchase of Product and Product Support under this Agreement. Designated Sequent procurement agents shall be the only persons authorized to issue purchase orders or changes to purchase orders. Purchase orders and change orders may be transmitted by mail, facsimile, or other methods approved by both parties. Purchase order numbers shall be referenced on all correspondence, invoicing, and packing slips relating to each order.

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
        7.2 Purchase orders will specify: (i) Sequent's part numbers, (ii) Product description, (iii) Product revision level, (iv) quantity ordered, (v) shipping destination, and (vi) due-on-dock dates. Brocade shall acknowledge in writing its acceptance of such purchase orders within [*] from receipt of Sequent's purchase order.

        7.3 Sequent's part numbers and part number revision levels appearing on the purchase orders shall be considered the most recent. In the event that Brocade finds any discrepancy between the part or revision level numbers appearing on a purchase order and any other part or revision level numbers which Brocade believes are correct, Brocade shall obtain clarification from Sequent before shipment of the Product.

        7.4 Product lead-time shall be no greater than the lead times in the schedule below, from receipt of Sequent's purchase order until shipment by Brocade to Sequent's requested point of delivery. Brocade shall use best efforts to meet deliveries requested inside the Product lead-time. Brocade agrees to meet the Product lead-times according to the following schedule.


                      Time Period                      Lead Time (Calendar Days)
                      -----------                      -------------------------
                      through 9/30/97                         [*]

                      10/1/97-3/31/98                         [*]

                       4/1/98-onward                          [*]



        7.5 Upside Flexibility Model: Sequent shall have the right for any given purchase order on "unallocated Product" as that term is described below, to an increase in quantities in issued purchase orders as follows:


                      Number of Calendar Days
               Prior to Scheduled Due on Dock Date            Allowable Increase


                         [*]                                         [*]%

                                                                     [*]%

                                                                     [*]%

                                                                     [*]%




                                                                     [*]%

                                                                     [*]%

                                                                     [*]%

                                                                     [*]%


               For the purposes of this sub-Section, "unallocated Product" shall mean a Product not on allocation; with allocation defined as Brocade's inability to meet the allowable increase in quantities provided above due to Product component or capacity constraint which is beyond the reasonable control of Brocade.

        7.6 Sequent shall have the right to reschedule delivery for [*] up to maximum of [*] out from the original scheduled due-on-dock date for all quantities not scheduled for delivery in Sequent's then-current fiscal quarter. For all reschedules of quantities scheduled


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


               for delivery in Sequent's then-current fiscal quarter, [*] of the monthly volume can be rescheduled up to [*] out into Sequent's next fiscal quarter. Sequent shall provide Brocade written notice of requested reschedules at least [*] prior to the scheduled due-on-dock date.

        7.7 This sub-Section governs cancellation of Product by Sequent. Sequent shall have the right to cancel delivery for any particular Product subject to the provisions of this sub-Section.

               7.7.1 Sequent cancellations of Product occurring in calendar year 1997 are subject to the following cancellation schedule and fees:


               [*]




               * On cancellations occurring within 1 - 30 calendar days from the due on dock date of the cancelled Product cancellation fees will be;

                      [*] of the Product purchase price of the cancelled Product, [*]

               ** On cancellations occurring within 31 - 60 calendar days from the due on dock date of the cancelled Product;

                      Cancellation fees shall be based on [*] of the cancelled Product purchase price.

               *** On cancellations occurring greater than [*] calendar days from the due on dock date of the cancelled Product;

                      [*]

               7.7.2 Cancellations occurring during calendar year 1998 through the remainder of the term of the Agreement are subject to the following cancellation schedule and fees:



              [*]



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                      [*]


               * On cancellations occurring within 1 - 15 calendar days from the due on dock date of the cancelled Product cancellation fees will be;

                      [*] of the Product purchase price of the cancelled Product, [*]

               ** On cancellations occurring within 16 - 30 calendar days from the due on dock date of the cancelled Product;

                      Cancellation fees will be based on Brocade's [*] of the cancelled Product purchase price.

               *** On cancellations occurring within 31 - 60 calendar days from the due on dock date of the cancelled Product;

                      Cancellation fees shall be based on [*] of the cancelled Product purchase price.

               **** On cancellations occurring greater than [*] calendar days from the due on dock date of the cancelled Product;

                      [*]

               7.7.3  [*]

               7.7.4 Prior to any subsequent re-sale of a cancelled Product Brocade may invoice Sequent for such Product, as of the Product's due-on-dock date. Payment terms will be net [*] from the date of a correct invoice. [*]

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8.      SHIPPING, DELIVERY, AND PACKAGING

        8.1 Brocade shall follow all instructions contained in Sequent's routing instructions, which Sequent will provide to Brocade. Sequent may modify its routing instructions from time to time and will provide Brocade with an updated version of any such modified instructions. Brocade shall be responsible for any freight charges incurred for Product shipped outside the routing instructions to include, but not be limited to, use of other than Sequent preferred carriers.

        8.2 Brocade will ship the Product so that delivery is made at Sequent's dock or a dock location designated by Sequent on the due-on-dock date specified in the purchase order, subject to Sequent's right to reschedule or cancel delivery as provided in sub-Sections 7.6 and 7.7, above. Brocade shall maintain a minimum on-time delivery performance of [*] to Sequent's requested due-on-dock dates. Deliveries will be considered on time if they are made no more than [*] earlier or [*] later than the due-on-dock date specified in the Sequent purchase order. Sequent may refuse to accept deliveries that are not on time. [*] If Sequent agrees to take partial shipments of any order, each such partial shipment shall be deemed a separate transaction. [*]

        8.3 If Brocade anticipates or becomes aware that it will not supply the Product on the due-on-dock delivery date acknowledged by Brocade for any reason, Brocade shall notify Sequent immediately after Brocade has knowledge of the situation. The notification may be communicated by facsimile, telephone, electronic mail, or any other method agreed to by the parties, provided that Brocade shall obtain Sequent's actual acknowledgment of the notice of anticipated delay. Brocade and Sequent will jointly develop alternatives to resolve any late delivery of the Product, including use of premium routing. Brocade will develop recovery plans with new committed due-on-dock dates and communicate such plans to Sequent within [*] of missed shipments. If Brocade is unable to deliver the Product on the acknowledged due-on-dock date, through no fault of Sequent, Sequent may require Brocade to use premium routing and ship the Product freight pre-paid at Brocade's expense.

        8.4 In the event of Product allocation due to circumstances beyond Brocade's reasonable control, Brocade shall [*] to supply the number of Products in Sequent's then current forecast covering the affected period of allocation, in no event less than the proportion of Sequent's percentage of Product on order to the total Product on order by all of Brocade's customers for the Product or similar Products.

        8.5 Except as provided otherwise in sub-sections 8.1 and 8.3, above, sub-section 13.2.1, below, and applicable provisions of Attachment D, [*] unless otherwise specified by Sequent's designated procurement agents.

        8.6 Each shipment of the Product by Brocade shall include a packing slip which contains at a minimum: (i) Brocade's name; (ii) box number (e.g., 1 of 3, 2 of 3); (iii) receiving address; (iv) Sequent's purchase order number; (v) Sequent's part


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
               number; (vi) revision level of Sequent's part number; (vii) Product serial number; (viii) shipping quantity; (ix) date of shipment; and (x) return material authorization ("RMA") number, when applicable.

        8.7 Unless requested otherwise by Sequent, all shipments to a single Sequent-designated location shipped on the same day shall be consolidated by Brocade into a single shipment.

        8.8 Brocade shall provide the following information about its Product in writing within two weeks of execution of the Agreement: (i) country of origin; (ii) NAFTA preference criteria; (iii) harmonized scheduled tariff classification number; and (iv) export commerce control number ("ECCN"). Brocade, at its expense, will prepare all international shipping documentation, including commercial invoice, NAFTA certificate, Shipper's Letter of Instruction, Shipper's Export Declaration, and any other necessary documentation, for international shipments upon request from Sequent, provided that the Product can be shipped to the requested destination under a General License under the U.S. Export Administration Regulations. If a validated or other specific prior license is required under the U.S. Export Administration Regulations, Brocade may request that the Product be exported by Sequent and that Sequent assume all responsibility for export licenses and other export documentation.

9.      INSPECTION AND ACCEPTANCE

        Inspection and acceptance of the Product by Sequent will be made within [*] after delivery. Failure to inspect and accept or reject the Product shall neither relieve Brocade from warranty responsibility or any applicable quality requirements, infringement, or Product liability as provided in this Agreement nor impose any liability on Sequent. Product not conforming to Product specifications may, at Sequent's option, be returned to Brocade at Brocade's expense for repair or replacement of the Product, [*] for any amounts previously paid by Sequent for the Product, or, if the foregoing remedies are insufficient, [*].

10.     WARRANTY

        Brocade warrants that all new Product delivered under this Agreement will for a period of [*] from the date of shipment of the Product by
        Brocade: (i) conform to and perform in accordance with the Product specifications identified in Attachment A, and to any drawings agreed upon by the parties or samples provided to and approved by Sequent; and
        (ii) be free from defects in materials and workmanship. This warranty shall survive inspection, test, acceptance, and payment. The warranties provided in this Section, referred to hereinafter as the Product Warranty, are in addition to any other remedies available at law or in equity, including the remedies set forth in Section 11, below.

11.     [*]

        11.1 In addition to the provisions of this Section, Brocade shall be subject to the requirements and expectations provided for in Attachment C.

        11.2 For the purposes of this Section, the following definitions apply.


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

               11.2.1 "Reimbursement" shall mean monetary compensation, no charge replacement Product, unscheduled price reductions, or some mutually agreed to combination thereof. Other forms of Reimbursement may be identified by mutual agreement on a case by case basis.

               11.2.2 The terms "Quality Failure," "Reliability Failure," "Red
                      Light," and "Purge" are defined in Attachment C.

        11.3 [*] Quality Failures, Reliability Failures, Red Lights, and Purges when the quality and/or reliability of the Product drops below the thresholds defined in this sub-Section.

               11.3.1 [*] will be [*] when any of the following events occur:

                       (i) Brocade-confirmed Quality Failures in parts per million ("PPM") exceed [*] the PPM defined in Section 5 of Attachment C; or

                       (ii) A Red Light or Purge is directly attributable to Brocade's inability to meet the Product specification or PPM thresholds described in this sub-Section, or results from a safety violation.

               11.3.2 [*] when any of the following events occur:

                       (i) Product mean time between failures ("MTBF") drops below [*] of Brocade's predicted MTBF of [*] for a 16 port switch and [*] for an 8 port switch; or


                       (ii) A Red Light or Purge is directly attributable to Brocade's inability to meet the Product specification or the MTBF thresholds described in this sub-Section, or results from a safety violation.

               11.3.3 [*] to Sequent will be based on accumulated performance over a [*] rolling period. For instance:

                      [*]


               11.3.4 The parties will summarize and communicate quality and reliability data to provide metrics needed to track performance as provided in Section 7 of Attachment C.

        11.4   [*]


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                (ii)  [*]

                (iii) An "incident" as described in 11.4 (i) and 11.4 (ii) above begins when a Quality Failure, Reliability Failure, Red Light or Purge is directly attributable to Brocade's inability to meet the Product specification or the appropriate PPM or MTBF thresholds, as provided in this
                      Section 11, or results from a safety violation. An "incident" ends when Brocade meets or exceeds the deficient Product specification or PPM or MTBF threshold or the safety violation has been fully resolved.

        11.5 [*] to Sequent under this Section shall be made by the parties at the end of each calendar year quarter and [*] Brocade to Sequent within [*] from the date of the accounting.

        11.6   Remedies in this Section are in addition to those outlined in
               Section 10, Warranty. Payment under this Section shall not relieve Brocade of any obligations assumed, nor prevent Sequent from asserting any other rights it may have, under this Agreement. Amounts paid pursuant to sub-Section 11.4 constitute all damages per incident for Quality Failures and/or Reliability Failures under this Agreement.

12.     RETURN MATERIAL AUTHORIZATION

        If Brocade requires an RMA to expedite the return of defective Product, Brocade shall provide a verbal RMA allowing immediate return of the Product and follow up with a written RMA within [*] from the date of giving the verbal RMA. Except for the need to obtain an RMA, Brocade shall not require prior approval for the return of Product from Sequent.

13.     MANDATORY CHANGES

        13.1 In the event that changes are required to make the Product conform to safety and/or regulatory agency requirements ("Mandatory Engineering Changes"), Brocade shall immediately implement the Mandatory Engineering Changes


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                                    Page 12
               without charge to Sequent in further production of the Product. Brocade shall provide Sequent with written notice of any Mandatory Engineering Changes at the time that Brocade knows of such requirements.

        13.2 Brocade and Sequent shall discuss and mutually agree upon one or more of the following remedies, or any other agreed upon remedies, for implementing Mandatory Engineering Changes on previously delivered Product. Brocade shall use best efforts to immediately implement the selected remedies, [*].


               13.2.1 Sequent may return the affected Product to Brocade or an authorized Brocade facility for implementation of the Mandatory Engineering Change or Product replacement.
                      [*]

               13.2.2 Sequent may request and Brocade will ship Mandatory
                      Engineering Change kits for Product delivered to Sequent before the Mandatory Engineering Change was implemented. Brocade shall provide Sequent with installation instructions and/or training necessary to implement the Mandatory Engineering Change.

               13.2.3 Brocade may be requested to provide on-site technical assistance at the appropriate location to implement the Mandatory Engineering Change.

               13.2.4 Sequent may request that a Brocade-approved third party organization implement Mandatory Engineering Change kits for the affected Product.

        13.3 In the event that Brocade cannot implement all Mandatory Engineering Changes to Product delivered to Sequent within a reasonable time, not to exceed [*] from the date of Brocade's written notice to Sequent of the requirement for such changes, Brocade shall provide no charge replacement Product to Sequent in exchange for the Product requiring the Mandatory Engineering Change.

        13.4 Sequent shall have the option to cancel open purchase orders without penalty if the Mandatory Engineering Changes are incompatible with or adversely affect performance of Products purchased by Sequent and such changes are not made compatible with the Products or Sequent is not provided with an acceptable remedy within [*] after Brocade receives notification from Sequent of its intent to cancel its open purchase orders.

14.     SEQUENT REQUESTED CHANGES

        14.1 Sequent may request that Brocade provide [*] evaluation of changes to the Product or changes to the method of packing, packaging, or shipment of the Product. Sequent's request will include a written description of the proposed change sufficient to permit Brocade to evaluate its feasibility.

        14.2 If Sequent's proposed change is accepted by Brocade, Brocade shall notify Sequent in writing within [*] from the date of request, of the terms and conditions under which it would make the change requested by Sequent. Brocade's written evaluation shall state the cost, if any, to make the


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
               change and the date that Brocade would be able to implement such change. If the proposed change would be at cost to Sequent, Sequent must provide prior written approval to Brocade before the change is made. In the evaluation of the effect such changes may have on regulatory agency certifications, the above referenced [*] may be extended to take into account the time necessary for Brocade to obtain new regulatory agency certifications.

15.     BROCADE REQUESTED CHANGES

        15.1 Subject to the provisions of this Section 15, Brocade may propose optional changes, including changes that affect form, fit, function, [*] as those terms are defined below, which are not Mandatory Engineering Changes ("Optional Engineering Changes"). For the purposes of this Section, the following definitions apply:

               15.1.1 "Form" means the dimensions, weight, appearance,
                      packaging, labeling, finish, texture, color, or material properties of the Product.

               15.1.2 "Fit" means the assembly interchangeability or attachment scheme of the Product or FRU within the Product. Fit includes the ability of an item to become an integral part of another item.

               15.1.3 "Function" means performance, operational interface to other components or functions, fitness for use, or testability of the Product or FRU within the Product.

               15.1.4 [*]

               15.1.5 [*]

        15.2 Brocade shall maintain a formal product change control system to ensure that notification is submitted to Sequent on all proposed changes to Products covered by Attachment A. Brocade shall provide ongoing Product technology directions and schedules for all Product and Product-related options. Included in the change notification process shall be the following:

                (i)     anticipated last shipment date of unchanged Product;

                (ii) means of identification between changed and unchanged Product;

                (iii) a complete and detailed description of the change proposed and any data that will support the benefits of the change;

                (iv) impact to installed base of Product, including FRU inventories.

        15.3   [*]


        15.4 If the Optional Engineering Changes proposed by Brocade in Sequent's sole opinion necessitate evaluation by Sequent for compatibility with Sequent's systems and/or specifications, Brocade upon Sequent's request shall provide Sequent with one (1) set of evaluation products, FRUs, or designs which

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               incorporate the proposed changes. Sequent will request such evaluation products, FRUs, or designs within [*] of receipt of Brocade's change proposal. Evaluation products, FRUs, or designs that are provided to Sequent under this provision are for evaluation purposes and will be returned to Brocade after the evaluation period. Sequent has the right, without liability, to accept or reject Brocade's proposed Optional Engineering Changes and will inform Brocade of its approval or rejection of those changes in writing within [*] from Sequent's receipt of notice of Brocade's proposed changes or within [*] of receipt of the evaluation products, FRUs, or designs, whichever is later. If no written response is received by Brocade from Sequent within the applicable period, Sequent will be deemed not to have accepted the changes.

        15.5 If Sequent rejects the Optional Engineering Changes, Brocade shall continue supplying the unaltered Product or provide Sequent with opportunities for last time buy of the unaltered Product under the terms of Section 16, below.

        15.6 Brocade will incorporate changes accepted by Sequent into Product on Sequent's open purchase orders and, at Sequent's request, into Product going through Brocade's repair process.

        15.7 Any changed Product resulting from application of this Section shall be considered added to this Agreement and subject to its terms and conditions.

16.     PRODUCT WITHDRAWAL

        Brocade will notify Sequent in writing at least [*] prior to withdrawal of a Product. Brocade will ship Product for open purchase orders that Brocade has accepted before the withdrawal date for an additional [*] after the withdrawal date. All EOL ("End of Life") purchase orders will be considered non-cancellable.

17.     MEETINGS AND SUPPLIER PERFORMANCE

        17.1 Brocade appoints its Account Manager and Sequent appoints its designated Supplier Business Manager as liaisons to monitor Brocade's performance under this Agreement. These liaisons will also be responsible for coordinating meetings, discussions and reports provided for in this Agreement. The names and telephone and facsimile numbers of the liaisons will be provided and may be changed by notice from one party to the other.


        17.2 Sequent's designated liaison will conduct quarterly supplier performance review and planning meetings with Brocade's Sequent account management team. Sequent and Brocade shall mutually develop supplier performance requirements and goals based on Brocade's obligations and responsibilities under this Agreement, to be evaluated by the parties at these periodic meetings. Brocade's performance requirements and goals will be based on:
               [*] The locations and times for these meetings will be determined by Sequent and Brocade. The purpose of these meetings will include the following:


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                (i) Review Brocade's performance over the previous quarter;

               (ii) Review action items and resolution;

              (iii) Identify opportunities and areas of improvement;

               (iv) Agreement on commitments, set target dates, and identify persons responsible;

                (v) Review appropriate Brocade reports;

               (vi) [*]

              (vii) Review Brocade quality and reliability improvement plans;

             (viii) Publish minutes.

18.     REPORTS

        Recurring reports to be provided by Brocade and Sequent under this Agreement are listed in Attachment E, Reports. All reports will be made available in electronic form or as otherwise mutually agreed. There shall be no charge to either for any recurring reports required under this Agreement.

19.     MATERIAL MANAGEMENT AND PERFORMANCE STANDARDS

        19.1 Brocade shall manage the scheduling of material to meet Sequent's Product availability and delivery requirements as set forth in this Agreement and on accepted purchase orders. Brocade will provide status reports to Sequent that include open order status and ship date information, on the following schedule:


                                    1997:                   [*]

                                    1998:                   [*]


        19.2 Brocade shall manage sub-tier supplier performance in areas to include quality, availability, including allocated Product, and delivery to meet the requirements of this Agreement. Brocade shall set performance goals and objectives with sub-tier suppliers and monitor progress against goals. Sequent may request status reports periodically to audit these suppliers' performance.

20.     LIMITATION OF LIABILITY


        EXCEPT AS PROVIDED FOR IN [*] NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY PERFORMANCE HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


21.     CONFIDENTIAL AND PROPRIETARY INFORMATION

        21.1 Both parties may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if identified as confidential in nature by the disclosing party at the time of disclosure, or which by its nature is normally and reasonably considered confidential, such as information related to past, present or future research, development, or business affairs, any proprietary products, materials or

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               methodologies, or any other information which provides the disclosing party with a competitive advantage. Confidential Information, if disclosed or provided in tangible form, shall be clearly and conspicuously identified as company confidential or proprietary. Confidential Information, if orally or visually disclosed, shall be identified as company confidential or proprietary in nature at the time of disclosure. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Confidential Information shall not be provided or disclosed to anyone except those employees of the receiving party with a need to know under this Agreement. No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Confidential Information and any and all authorized copies thereof shall remain the property of the disclosing party and shall be destroyed or returned if requested by the disclosing party. The receiving party shall not export or re-export Confidential Information without the appropriate United States or foreign government export licenses. This Section 21 shall survive the expiration or termination of this Agreement for a period of [*]

        21.2 The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential or Proprietary Information that: (a) is rightfully received from a third party without accompanying markings or disclosure restrictions; (b) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party.

        21.3 The terms and conditions of this Agreement, but not its existence, are considered Confidential Information.

22.     INFRINGEMENT

        22.1 Brocade will defend or settle at its own expense any action or claim brought against Sequent to the extent that such action is based upon a claim that any Product purchased hereunder infringes a patent, copyright, trade secret, or any intellectual property right of any third party. Brocade shall indemnify and hold Sequent harmless against all costs and expenses and damages, including reasonable attorneys' fees, and shall pay those costs, expenses, and damages incurred by Sequent, so long as Sequent provides the following: (i) prompt notification of any claim, provided that Sequent has actual knowledge of such claim; (ii) reasonable cooperation and assistance with a claim at Brocade's expense; (iii) sole control of defense and settlement to Brocade.

        22.2 In the defense or settlement of a claim for infringement of a patent, copyright, trade secret, or any intellectual property right of any third party, Brocade may procure for Sequent the right to continue using the Product, or if such remedy is not reasonably available, replace or modify the Product so that its use or resale becomes non-infringing, provided that any replacement or modified product meets substantially the same specifications as the original and is acceptable to


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               Sequent. If any of the above remedies are not available, Sequent may return the Product to Brocade and receive [*] for the Product.

        22.3 Brocade shall have no liability to Sequent to the extent that a claim of infringement is based upon (i) compliance with Sequent's designs, plans, or specifications if without such designs, plans, or specifications the Product would not have been infringing;
               (ii) the combination of the Product with other products or devices not supported hereunder where the Product itself would not be infringing; or (iii) modifications of the Product made by Sequent or on Sequent's behalf by a party other than Brocade, where the unmodified Product would not be infringing.

23.     INDEMNITY AND INSURANCE

        23.1 Brocade shall defend, indemnify, and hold Sequent harmless at Brocade's sole cost and expense, from tangible property damage, personal injury including death, and expense, including attorney's fees, incurred by an employee, agent, invitee, or customer of Sequent, regardless of how caused if arising out of a Product defect or defect that results from the providing of services, except to the extent such loss, property damage, personal injury, or expense, including attorneys' fees, was caused by the negligence of Sequent or its employees, customers, or authorized agents while acting within the scope of their authority.

        23.2 Brocade shall provide Sequent with a certificate of insurance with not less than the following coverages upon execution of this Agreement. Sequent shall be named as an additional insured on Brocade's insurance coverage. The fulfillment of the insurance obligations shall not otherwise relieve Brocade of any liability assumed under the Agreement or in any way modify or limit any obligations of indemnification hereunder.


               Coverage                        Required Limits
               --------                        ---------------
               Worker's Compensation:          Statutory

               Employer's Liability:           [*] each accident, bodily injury by accident
                                               [*] each employee, bodily injury by disease
                                               [*] policy limit, bodily injury by disease

               Comprehensive General
               Liability:                      [*] general aggregate
                                               [*] products/completed operations aggregate
                                               [*] personal and advertising injury limit
                                               [*] each occurrence limit

               Automobile Liability:           [*] combined single limit, bodily injury and
                                               property damage coverage


        23.3 Certificates of insurance shall state that a policy or policies have been issued and are in force at such time, that the policy or policies shall not expire or lapse, and that the policy or policies will not be cancelled or changed so as to affect the insurance described in the certificate until after thirty (30) days prior written


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               notice to Sequent of such change. Such certificates or true copies thereof and any notices regarding insurance shall be sent to:

                         Sequent Computer Systems, Inc.
                         15450 S.W. Koll Parkway
                         Beaverton, OR 97006-6064
                         Attn: Manager, Contracts, MS EDO2-805

        23.4 Upon Sequent's request, Brocade shall furnish Sequent, for its inspection and approval, policies of insurance with all endorsements, or conformed specimens thereof, certified by the insurance company to be true and correct copies. The fulfillment of this insurance obligation shall not otherwise relieve Brocade of any liability assumed under this Agreement or in any way modify or limit Brocade's obligations to indemnify Sequent hereunder.

24.     NOTICES

        Any legal notice required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of delivery if delivered personally or on the date of mailing if sent by certified or registered mail (postage prepaid and return receipt requested) to the other party at the address set forth below. Either party may change the information below by giving the other party prior written notice of such change.

              Brocade:          Brocade Communications Systems, Inc.
                                1901 Guadalupe Parkway
                                San Jose, CA 95131
                                Attn: Chief Financial Officer

              Sequent:          Sequent Computer Systems, Inc.
                                15450 S.W. Koll Parkway
                                Beaverton, OR 97006
                                Attn: Manager, Contracts, MS EDO2-805

25.     MISCELLANEOUS PROVISIONS

        25.1   Compliance with Laws

               Brocade shall comply with all applicable federal, state, country, and local laws, ordinances, regulations, and codes in the performance of this Agreement.

        25.2   Governing Law

               This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

        25.3   Waiver

               The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

        25.4   Amendments, Changes, and Modifications

               Amendments, changes, or modifications to the Agreement, to be valid, must be in writing and signed by authorized representatives of both parties. Any verbal agreements, discussions, and understandings, express or implied, shall not constitute an amendment to this Agreement.

        25.5   Invalid Provisions

               If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

        25.6   Survival

               The provisions of Section 10 (Warranty), Section 11 [*], Section 16 (Product Withdrawal), Section 20 (Limitation of Liability),
               Section 21 (Confidential and Proprietary Information), Section 22 (Infringement), Section 23 (Indemnity and Insurance), sub-Section
               25.1 (Compliance with Laws), sub-Section 25.2 (Governing Law), and applicable provisions of Attachment D (Product Support) of this Agreement shall survive the termination or expiration of this Agreement. Outstanding purchase orders shall survive the termination of this Agreement.

        25.7   Force Majeure

               Neither party shall be responsible for delays or failures in performance resulting from acts beyond the reasonable control of such party, including, but not limited to, acts of God, strikes or other labor disputes, riots, acts of war, communication line failures, power failures, fire, or disasters. The time for performance of any delayed obligation shall be extended for the time period lost by reason of the delay, except that if the delay exceeds thirty (30) calendar days from the beginning of the delay, Sequent may terminate this Agreement for cause without further notice or liability to Brocade.

        25.8   Successors and Assigns

               Except as specifically provided for in sub-Section 3.3.2 of Attachment D, below, [*]. Any assignment of rights shall not work as a novation of obligations hereunder without written agreement. [*], either party may assign this Agreement to a surviving entity in connection with any merger, acquisition, or consolidation of not less than a majority ownership in the merged, acquired, or consolidated company by the surviving entity.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        25.9   Attorney's Fees

               If either party commences litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses of litigation, including fees and expenses of any appeal.

        25.10  Headings

               The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

        25.11  Conflicting Terms

               The terms and conditions of this Agreement shall take precedence over any conflicting terms and conditions contained on Sequent's purchase orders and Brocade's quotation or acknowledgment.

        25.12  Cumulative Remedies

               The rights and remedies afforded to either party pursuant to any provision of this Agreement are in addition to and do not in any way limit any other rights or remedies afforded to either party by any other provision of this Agreement or by law. All such rights and remedies are cumulative and may be exercised singularly or concurrently.

26.     ENTIRE AGREEMENT

        This Agreement, including all Attachments, constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied. The following Attachments are part of this Agreement and are incorporated herein by this reference.

        Attachments:

        A      Product Specification
        B      Product and Product Support Pricing
        C      Supplier Quality
        D      Product Support
        E      Reports

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Sequent Computer Systems, Inc.              Brocade Communications Systems, Inc.


By: /s/ Wayne A. Pittarger                  By: /s/ Bruce J. Bergman
  -------------------------------              ----------------------------
(Signature)                                 (Signature)

Name:     Wayne A. Pittarger                Name:     Bruce J. Bergman
      --------------------------                 --------------------------
(Printed or Typed)                          (Printed or Typed)

Title: VP Operations                        Title: CEO
       -------------------------                  -------------------------
Date: 6/17/97                               Date: 6/17/97
      --------------------------                  -------------------------

                                  ATTACHMENT A

                              PRODUCT SPECIFICATION

This Attachment describes the Product and Product specifications required under the Agreement.

1.      PRODUCT DESCRIPTION AND PRODUCT SPECIFICATIONS

        The Products and Product specifications are described below. The Product specifications are further described in Sequent documents identified by the Sequent part numbers listed below. Such documents identified below are incorporated by reference as though fully set forth herein. Product descriptions and specifications are subject to change by mutual agreement of the parties.


        PRODUCT DESCRIPTION                                       Production Specifications
        -------------------                                      (By Sequent Part Numbers)
                                                                 -------------------------
        16 Port Fibre Channel Switch                                  1003-69661
        8 Port Fibre Channel Switch                                   1003-69660
        0 Port Fibre Channel Switch for Service Spares                1003-73151
        G-Port Card for Service Spares                                1003-73153
        GBIC, multi-mode, non-OFC for FC Switch (2M to 500M)          1003-73152

                                  ATTACHMENT B

                       PRODUCT AND PRODUCT SUPPORT PRICING

This Attachment sets forth Product and Product Support pricing to Sequent from Brocade under the Agreement.

        1.     PRODUCT PRICING


                                                                       1997               1998*
                                                                                      (not to exceed)
        1.1    8 Port Sequent part number 1003-69660;
               Brocade part number B1600-110                           [*]                 [*]

        1.2    16 Port: Sequent part number 1003-69661;
               Brocade part number B1600-100                           [*]                 [*]

        1.3    0 Port: Sequent part number 1003-73151;
               Brocade part number X1017                               [*]                 [*]

        1.4    GBIC: Sequent part number 1003-73152
               Brocade part number X1006                               [*]                 [*]

        1.5    G-Port Card: Sequent part number 1003-73153;
               Brocade part number X1003                               [*]                 [*]


        * Note: Pricing for 1999 through the remainder of the term of the Agreement will be as agreed upon between the parties [*].

        ** Note: For initial stocking orders and subsequent orders in excess of a net aggregate of [*], Brocade will apply a [*] for Brocade part number X1003 and a [*] for Brocade part number X1006.

2.      PRODUCT SUPPORT PRICING

        2.1    Exchange Product Charges

               The charge for Exchange Product, as that term is defined in sub-Section 3.1 of Attachment D, shall be [*] of the then-current Product price or the repair price for the Product, whichever is less.

        2.2    Out of Warranty Repair Charges

               (i)    Switch:                                          [*]
               (ii)   G Port without GBIC:                             [*]

        2.3    NTF Charges

               Charges for NTF testing of Product will be per the following schedule:

               (i)    Switch:                                          [*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (ii)   G-Port Card:                                     [*]


        2.4    Recertification Charges

               Charges for re-certification, as provided in sub-Section 6 of Attachment D, shall be [*].

        2.5 Charges for out of warranty upgrade will be as agreed upon between the parties on a case-by-case basis.

3.      TRAINING

        Charges for additional training (training conducted other than the original/initial one day training course provided to Sequent and Sequent service partners) shall be as follows:

        (i)    One (1) day at Brocade:                            [*] per person
               Includes:                            Copy of all course materials

        (ii)   One (1) day at Sequent-specified site:
                         [*][*] persons/5 person minimum, plus travel expenses
                                       [*] per person for more than five persons
               Includes:             Copy of all course materials for each
                                     person


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  ATTACHMENT C

                                SUPPLIER QUALITY

1.      INTRODUCTION, SCOPE AND [*]

        1.1 This Attachment is subject to applicable terms and conditions of the Agreement and defines the quality requirements and expectations for Brocade under the Agreement. Changes to this Attachment must be approved by the parties' designated quality representatives. Except as specifically provided otherwise, there will be no charge to Sequent for activities and discharge of obligations required of Brocade described in this Attachment.

        1.2 Brocade shall implement the procedures, plans, goals and processes to include but not be limited to: (i) document control;
               (ii) continuous improvement; (iii) customer feedback; (iv) performance tracking against objectives; and (v) corrective action processes required of Brocade to remain in compliance with its obligations under the Agreement.

        1.3 Brocade shall create, implement and maintain a continuous process improvement program with the goals of reducing costs and lead-time and improving quality and service to Sequent. Such program shall be documented and provided to Sequent.

        1.4    [*]


2.      INSPECTION, AUDIT RIGHTS AND STOP SHIPS

        2.1 Sequent shall have the right to inspect and audit any manufacturing or administrative site, including Brocade sites that supply goods or services, including the Product, subject to agreements with Brocade suppliers. In addition, on an annual basis at a time which is mutually agreed upon between the parties, Sequent shall be entitled to audit Brocade records and processes which directly insure that Brocade [*]. Sequent shall also be entitled to review relevant documents pertaining to quality information including but not limited to procedures and certificates of conformance affecting materials, including the Products, if requested. Brocade shall assist Sequent in arranging such inspections, audits and reviews.

        2.2 Sequent shall have the right, without liability, to stop Brocade's shipments to Sequent and/or Sequent's customers of Product that does not conform to the specifications and criteria contained herein. Sequent will advise Brocade of such non-conformance. Such Products shall not be shipped by Brocade unless (i) Brocade has corrected the areas of non-conformance in the Product and Sequent approves Product shipment or (ii) Sequent permits shipment of such Products pending Brocade's correction of the non-conformance.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.      DEFINITIONS

        3.1 Quality Failure: Any failure that occurs in Sequent's factory during integration/systems test or during the first [*] after installation at a Sequent customer site, both circumstances sometimes referred to as "dead on arrival" ("DOA"). These failures are considered in the calculation of the parts-per-million ("PPM") failure rate. This includes any and all functional and non-functional failures, to include but not be limited to incorrect labels and missing jumpers.

        3.2 Reliability Failure: Any failure that occurs after the first [*] of operation after installation at Sequent's customer's site. Reliability is measured as mean-time-between-failure(s) ("MTBF").

        3.3 Red Light: A Red Light is anything that causes data corruption, loss of use, safety, and/or other problems that negatively impact the customer's ability to effectively use the Product per its functional specification or intended use. This includes not only the Product or a service but also related processes such as shipping and documentation. When a Red Light occurs, Product is not shipped and resources are redirected to solve the situation.

        3.4 Purge: Removal and segregation of Product in Sequent's factory and service centers due to a discrepancy with a particular lot or date code of the Product.

        3.5 Quality Issues: Quality Issues are those issues that arise when the Products do not meet the Product specifications and include but are not limited to incorrect packaging, labeling, incorrect revision levels and Purges.

        3.6 Routine Questions and Issues: Routine Questions and Issues are those that do not address Quality Failures, Red Lights, Purges or Quality Issues.

4.      PERFORMANCE ACTIVITIES

        4.1 Brocade shall establish, implement and maintain a comprehensive quality assurance program to ensure the consistent supply of Products that meet the requirements specified in the Agreement and this Attachment. Details of the program shall be made available to Sequent upon request and Sequent has the right to survey and audit the program. Sequent will provide a minimum of two (2) weeks notice prior to any planned survey or audit.

        4.2 Brocade shall have a documented system to ensure a consistent supply of materials used for the assembly of Products. This system shall maintain procedures for incoming inspection per category of material and procedures outlining the qualification of new materials suppliers.

        4.3 Brocade shall have a formally documented manufacturing process and quality control system. Brocade shall also maintain established intervals for preventive maintenance of manufacturing equipment.

        4.4 Brocade shall have a documented system to ensure continued accuracy of measurement equipment in manufacturing. Measuring equipment shall be calibrated at established intervals against certified standards that have valid relationships to national standards.

        4.5 Brocade shall have an established program for statistical process control ("SPC") in manufacturing. This program shall use SPC tools to control and improve the manufacturing process and its capabilities. Documentation for process control shall consist of control procedures, SPC limits and SPC violation rules.

        4.6 Brocade shall maintain and use a system for identifying and segregating non-conforming material. Adequate documentation concerning the nature of the non-conformance shall be generated and maintained.

        4.7 All material received at Sequent shall conform with the requirements specified in the purchase order and the Product specifications. To support Sequent's quality assurance program and to enable compliance with regulatory requirements, the current revision of each of the following items must be furnished to Sequent upon request:

                (i)  [*]
                (ii) [*]
               (iii) [*]

5.      SEQUENT QUALITY FAILURE AND RELIABILITY FAILURE REQUIREMENTS

        5.1 The Quality Failure requirement for the Product is that the failure rate shall be no higher than [*]. This failure rate will be measured by calculating the number of defects found in Sequent factory in addition to any failures that occur within the first [*] after installation at a customer site, divided by the total number of Products shipped. [*]

               [*]

        5.2 The Reliability Failure Goal for the 16 Port Switch is [*] MTBF (Annual Failure Rate (AFR) x [*]). The Reliability Failure Goal for the 8 Port Switch is [*] MTBF (Annual Failure Rate (AFR) equal to or approximately %)

        5.3 A Red Light will occur if the reliability of the Product drops below the required [*] for the 16 port switch or [*] for the 8 port switch.


                                      [*]


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.      TECHNICAL SUPPORT AND RESPONSIVENESS

        6.1 Brocade shall promptly notify Sequent, in writing, of any discrepancies found which could have a detrimental effect on previously shipped Product. In such cases, Brocade shall provide a timely response with effective corrective action for any nonconformity discovered.

        6.2 Routine Questions and Issues. Brocade will provide [*] acknowledgment, by electronic mail ("Email"), facsimile ("Fax") or other method of communication agreed to by the parties, of all Sequent requests for assistance with Routine Questions and Issues, including but not limited to questions regarding Product service and support. Sequent shall have access to Brocade personnel, to include but not be limited to developers, order fulfillment, quality and technical personnel, to assist Sequent. Brocade personnel shall use best efforts to provide a response to Sequent's requests for assistance within [*] of receipt of the request.

        6.3 Failure Analysis. Brocade shall perform failure analysis on all failed Products returned to Brocade. Failure analysis will be a cooperative effort between Brocade and Sequent to determine the root cause of the failure. Initial failure analysis on failed Products shall be completed within [*] from Brocade's receipt of the Products; except in isolated incidents based on extreme critical Sequent customer need, from the time of receipt by Brocade of defective Product from Sequent, Brocade agrees to provide expedited failure analysis on a commercially reasonable basis, including isolation of the defect to the basic component level. Complete failure analysis to root cause shall be completed within [*] from receipt of failed Product. Once failure analysis has been completed, Brocade will Email or Fax a failure analysis report to the Sequent Supplier Engineer designated by Sequent to work with Brocade. The failure analysis report shall include at a minimum, the Product part number, Product serial number, failure cause and corrective action that Brocade will take to prevent further occurrences of the failure. There will be no charges for failure analysis.

        6.4 Quality Issues. Quality Issues must be responded to by Brocade within two (2) business days after being notified that such an issue exists. Brocade shall completely close the Quality Issue with effective corrective action that will prevent a repeat failure within [*] depending on the nature of the issue.

        6.5 Red Lights. Red Lights shall be highest priority and shall cause immediate allocation of all necessary Brocade resources to expeditiously develop and implement effective containment and resolution plans in conjunction with Sequent, until problem resolution. Brocade's commitment of resources shall be at its expense and shall include but not be limited to committing Brocade personnel to work evenings and weekends or, if necessary, to send such personnel to Sequent's site or Sequent's customer's site.

        6.6 Brocade shall comply with the Sequent Corporate Standard Operating Policy for Electrostatic Discharge Control, Sequent part number 1003-55472-E01, a copy of which has been provided to Brocade.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        6.7 Depending on the amount and/or complexity of quality issues outstanding at any given time, either party may initiate ongoing weekly conference calls between the parties for the purpose of quality issue resolution.

7.      QUALITY DATA AND REPORTING

        7.1 The parties will be responsible for providing each other with quality data. The specific data, the party responsible for the data, and the time for reporting is as follows:


               Data (Field Metrics) & Responsible Party                             Time of Reporting

               Summary of field Quality Failures  [*] after                         On or before the
               install) (Sequent)                                                   15th of the month

               Reliability Data in the form of average time between                 On or before
               the replacement ("ATBR"). ATBR includes all                          15th of the month
               replacements, some of which may not have been actual failures
               (Sequent)

               Data (Factory Metrics) & Responsible Party                           Time of Reporting

               Summary of all inspection/test station yields for the                On or before the
               month for all Products shipped to Sequent (Brocade)                  15th of the month

               Pareto of failures for the above stations for the month              On or before the
               for all Products shipped to Sequent (Brocade)                        15th of the month

               Failure analysis summary of Sequent returned                         On or before the
               Products (Brocade)                                                   15th of the month

               [*]


        7.2 This above data will be sent by Email, Fax or other method agreed to by the parties, between Brocade and Sequent quality personnel no later than the required time of reporting.

        7.3 All Brocade test records must be archived for a minimum of [*]. Brocade shall maintain and analyze in-process failure data and use best efforts to improve test suites to drive the number of in-process failures to zero.

        7.4 Test flow diagram and content for all Products including systems, features and spares shall be available to Sequent upon request.

8.      CORRECTIVE ACTION PROCESS

        All Quality Failures and Reliability Failures shall be resolved to root cause. Brocade shall perform failure analysis on defective Products in accordances with sub-Section 6.3 of the Agreement. Upon determining the root cause of the failure, Brocade shall establish a corrective action plan, with Sequent's assistance if requested, to insure that the Product defect is removed and that root cause corrective action is implemented. Sequent will assist Brocade with tracking all open failures and will work with Brocade to insure that the proper repair priority is set. In the event Brocade encounters a no trouble found ("NTF") in a Product sent from Sequent, Brocade shall re-submit through the complete manufacturing test process for a final assembly.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.      MULTIPLE FAILURE PRODUCT DISPOSITION

        9.1 Product of a specific part and serial number with a history of [*] or more failures ("Multi-failure Product") shall be clearly labeled as non-conforming due to multiple failures and segregated from good Product, as the term "good" is described in sub-section 9.2, below.

        9.2 Multi-failure Product may be re-labeled as "good" and used as a replacement Product when the following criteria have been met:

               (i) Brocade provides to the designated Sequent Supplier Engineer ("SE"), written documentation of a positive correlation between all failures and Brocade's fixes; and

               (ii) Product meets all Product specifications and test criteria; and

               (iii) Sequent's SE has provided Brocade with written authorization to label the documented Multi-failure Product as good.

        9.3 In the event that no positive correlation between failure and fix can be established for a Multi-failure Product, then Brocade shall not repair or use such Product as a replacement Product. Brocade shall submit a scrap request to Sequent's designated Supplier Engineer for review and authorization. Brocade's requests for scrap authorization shall include the following information:

               (i)   Product part, revision, and serial numbers;

               (ii) Documented history of remedial processes performed on the Product; and

               (iii) Product's failure mode or quality conformance issue.

        9.4 Brocade may be required to return scrapped Product to Sequent for verification and analysis. Sequent will notify Brocade of this requirement at the time of Product scrap authorization.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  ATTACHMENT D

                                 PRODUCT SUPPORT

This Attachment sets forth the terms and conditions that govern the support for the Product(s). Notwithstanding anything that may be construed to the contrary, Sequent shall not have an obligation to purchase any Product Support from Brocade under the Agreement.

1.      PRODUCT SUPPORT AND PRODUCT SUPPORT DURATION

        1.1 At Sequent's request, Brocade shall provide the Product Support described in this Attachment. Charges for Product Support are provided in Attachment B to the Agreement.

        1.2 Product Support may include but not be limited to Product: (1) testing; (ii) repair; (iii) upgrades; (iv) failure analysis; and
               (v) advance exchange.


        1.3 Brocade shall provide Product repair and testing at reasonable prices and throughput time as provided in this Attachment D for a period of not less than [*] years after Product withdrawal.


        1.4 In the event that Brocade is unable or unwilling to comply with Sequent's Product Support requirements, Brocade will, at Sequent's request, assist Sequent in identifying another repair source to provide all or part of the Product Support. Brocade's assistance may include, but is not limited to: (i) training required by Sequent and/or the third party to provide Product Support and (ii) providing Sequent and/or the third party with all necessary documentation and component sourcing information required to perform Product Support. Such assistance will be provided to Sequent [*].


        1.5 The parties acknowledge that Product returns to Brocade may come from three (3) different sources: (i) Sequent's service organization; (ii) Sequent's evaluation and demonstration product organization; and (iii) [*]. Processing returns may differ depending on the source of the return. [*]


2.      PRODUCT REPAIR

        2.1 Upon Sequent's request for Product repair, Brocade shall ship repaired or replacement Product within [*] of receipt of Sequent's defective Product.

        2.2 All field returned Product shall be upgraded and/or repaired as agreed between the parties, and then reassembled, tested and packaged per Sequent's requirements for new Product. All final test and inspection as required by Brocade for new Product shall be performed on field returned Product prior to its return to Sequent.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        2.3 There shall be no charge for Product repair during Product warranty. Prices for out-of-warranty Product repair are as provided in sub-Section 2.2. of Attachment B.

3.      EXCHANGE PRODUCT

        3.1 For purposes of this Section 3, the following definitions apply:

               3.1.1 "Exchange Product" means a new Product or a Product that has been previously repaired or refurbished and which Brocade uses to replace defective Product.

               3.1.2 "Product Warranty" means the warranty period as provided for in Section 10 of the Agreement.

               3.1.3 "Product Support Warranty" means the warranty, as described in sub-Section 3.5.3, below, applicable to Exchange Product delivered pursuant to this Section 3 after expiration of the Product Warranty.

        3.2 Brocade will provide replacement Product to Sequent under the provisions of this Section 3. The charge for Exchange Product shall be as provided in sub-Section 2.1 of Attachment B.

        3.3    Repair of Exchange Product

               3.3.1 All field returned Product shall be upgraded and/or repaired as agreed between the parties, and then reassembled, tested and packaged per Sequent's requirements for new Product. All final test and inspection required by Brocade for new Product shall be performed on field returned Product prior to its return to Sequent.

               3.3.2 Brocade shall be responsible for repair and/or refurbishment of Products that may be provided to Sequent as Exchange Product. Brocade may assign repair or refurbishment activities to a third party provided that Brocade's assignee repairs and/or refurbishes Product in accordance with Attachment C, Supplier Quality, and the provisions of this Agreement. Brocade shall remain liable to Sequent for its obligations under the Agreement, to include but not be limited to providing Exchange Product.

        3.4    In-Warranty Product Exchange

               3.4.1 During Product Warranty, Brocade shall replace defective Product under Product Warranty in accordance with and subject to the following provisions. Except as provided in sub-Section 3.4.1.2, below, there shall be no charge to Sequent for Exchange Product provided under this sub-Section 3.4.

                      3.4.1.1 Upon Sequent's request for an Exchange Product, Sequent shall provide the serial number of the failed Product and Brocade shall ship Exchange Product to Sequent or to a location designated by Sequent:

                                (i)     within [*] of Sequent's request; or

                                (ii) in case of a Quality Failure, as defined in Attachment C, Brocade will ship an Exchange Product (equivalent to new, defined as any repaired line integration failure, and line integration and DOA
                                        NTFs) within [*] of Sequent's request.
                                        If a new (not previously repaired or
                                        refurbished) Exchange Product is
                                        required, Brocade will ship such
                                        Exchange Product within [*] starting the next business day. Brocade may request that line integration failures be retained at Sequent as Brocade will have the option to send a trained technician to diagnose a failure to a FRU level and effect repair on site, provided that Sequent can accommodate Brocade's request without impact to the Sequent customer requested ship date.

                        3.4.1.2 Sequent will use best efforts to return the
                                defective Product to Brocade within [*] from domestic locations and [*] from international locations from the date of delivery of the Exchange Product unless otherwise directed to hold or dispose of the defective Product by Brocade. Brocade shall provide to Sequent a listing by location of Brocade's exchange facilities. In the event that the failed Product is not returned to Brocade within the applicable time period, Brocade may invoice Sequent for the difference between the then-standard commercial list price of a new Product and the price of an Exchange Product, for the replacement Product; provided, however, that upon receipt of the defective Product from Sequent, Brocade shall credit Sequent for the amount invoiced less any reasonable and necessary administrative costs incurred by Brocade for the invoice and credit transactions.

                        3.4.1.3 Upon shipment of an Exchange Product, Brocade
                                shall notify Sequent of the Exchange Product serial number that is being shipped as the replacement.

                        3.4.1.4 Sequent shall be responsible for all freight
                                charges for return of failed Product and Brocade shall be responsible for freight charges for shipment of Exchange Product.

                        3.4.1.5 Brocade shall honor the original Product
                                Warranty of a Product and provide Exchange
                                Product under this Agreement, regardless of whether Sequent was the original purchaser of the Product.

               3.4.2 From the date of delivery, the Exchange Product shall be warranted in accordance with and for the remainder of the Product Warranty of the defective Product which was replaced or in accordance with and for the period of the Product Support Warranty provided at sub-Section 3.5.3 of


*Certain information on this page has been omitted and filed separately with the
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                                    Page 34
                      this Attachment, whichever is longer, provided that Sequent has provided Brocade with the serial number of the failed Product, as defined in sub-Section 3.4.1.1. In the case where no serial number is provided by Sequent, the Exchange Product warranty shall default to [*]. Warranty tracking and documentation for Products and FRUs as configured upon initial shipment from Brocade, including Exchange Products, shall be the responsibility of Brocade.

        3.5    Post-Warranty Product Exchange and Repair

               3.5.1 The provisions of this sub-Section 3.5 shall apply solely to replacement of Product after expiration of the Product Warranty.

               3.5.2 Brocade shall repair or replace or exchange defective Product under Product Support Warranty in accordance with and subject to the following provisions.

                      3.5.2.1 Upon Sequent's request for Exchange Product,
                              Brocade shall ship Exchange Product to Sequent within three (3) business days of Sequent's request at no charge.

                      3.5.2.2 Sequent will use best efforts to return the
                              defective Product to Brocade within [*] from domestic locations and [*] from international locations, from the date of delivery of the Exchange Product unless otherwise directed to hold or dispose of the defective Product by Brocade. Brocade shall provide to Sequent a listing by location of Brocade's exchange facilities. In the event that the failed Product is not returned to Brocade during the applicable time period, Brocade may invoice Sequent for the Exchange Product Charge per Attachment B less the Out of Warranty Repair charge per Attachment B. Invoices generated under these circumstances shall be payable net [*] from the date of receipt of a correct invoice.

                      3.5.2.3 Upon shipment of an Exchange Product, Brocade
                              shall notify Sequent of the Exchange Product serial number that is being shipped as the replacement.

                      3.5.2.4 Sequent shall be responsible for freight charges
                              for shipment of defective Product to Brocade. Brocade shall be responsible for freight charges for shipment of Exchange Product.

               3.5.3 Products, including Exchange Product used to replace defective Products under this Section 3.5 of Attachment D, are warranted for a period of [*] from the date of delivery of the Exchange Product, to conform to and perform in accordance with the Sequent's specifications in effect at the time of the replacement of the defective Product, and to be free from defects in materials and workmanship ("Product Support Warranty"). The above-referenced Product Support Warranty is subject to the applicable provisions of Section 10, Warranty, of the Agreement. Warranty tracking and documentation for Products,


*Certain information on this page has been omitted and filed separately with the
 Commission. Confidential treatment has been requested with respect to the
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                                     Page 35
                      including Exchange Products, shall be the responsibility of Brocade. Sequent shall have the right to audit Brocade's records that directly verify and monitor Product warranty, at times and places mutually agreed upon.

4.      FAILURE ANALYSIS

        Brocade shall provide failure analysis in accordance with the provisions of sub-Section 6.3 of Attachment C.

5.      NO TROUBLE FOUND ("NTF") TESTING

        5.1    Brocade shall provide NTF testing under the provisions of this
               Section 5. For purposes of this Section 5, NTF shall mean that a Product has undergone testing and has been determined by Brocade to conform to and perform in accordance with all applicable specifications, without repair, upgrade, or other modification being required. Charges for NTF testing of Products are provided for in Attachment B.

        5.2 Upon Sequent's request, Brocade shall provide NTF testing on Products, Such testing shall commence no later than [*] from Brocade's receipt of the Product to be tested. Brocade shall provide Sequent with the reports documenting and describing its NTF results no later than [*] after Brocade receives the Product. There shall be no charge to Sequent for NTF reports.

6.      RECERTIFICATION

        6.1 For purposes of this sub-Section, the following definition applies:

               "Recertification" shall include the following: (i) diagnostic testing; (ii) upgrade with Mandatory Engineering Changes, if required; (iii) system test; (iv) HASS test; (v) burn-in; and
               (vi) final test.

        6.2 Brocade shall provide Recertification under the provisions of this Section 6. Charges for Recertification testing of Products are provided for in Attachment B.

        6.3 Upon Sequent's request, Brocade shall provide Recertification on Products. Such testing shall commence no later than [*] from Brocade's receipt of the Product to be tested. Brocade shall provide Sequent with the reports documenting and describing the Recertification results no later than [*] after Brocade receives the Product. There shall be no charge to Sequent for Recertification reports.

        6.4 Recertification will be performed on any Product that has been at Sequent or one of Sequent's customers for period not exceeding [*]. This Product would have originally been shipped to Sequent or one of Sequent's customers for the purpose of qualification, demonstration or on a similar trial basis. The expectation is that after undergoing Brocade's Recertification process, this Product could be returned to Sequent as "equivalent-to-new" product.

        6.5 In the event that Product is returned from one of Sequent's customers after a period exceeding [*] and Brocade's estimated cost of

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               recertification exceeds the standard cost provided in sub-Section
               2.4 of Attachment B, Brocade shall provide a quotation with a complete breakdown of time and materials for the Recertification and upon Sequent's acceptance of the pricing Brocade shall perform the Recertification.

                                  ATTACHMENT E

                                     REPORTS

This Attachment summarizes the reports required of Brocade and Sequent under the Agreement. There shall be no charge to either party for any reports required under the Agreement.

1.      RECURRING REPORTS

        1.1    Brocade Provided Reports

               1.1.1  Brocade Factory Metrics

                      Brocade will provide these reports to the designated Sequent Supplier Engineer as provided in sub-Section 7.1 of Attachment C. The content of these reports shall include:

                      (i) Summary of all inspection/test station yields for the month for all Products shipped to Sequent;

                      (ii) Pareto of failures for all inspection/test stations for the month for all Products shipped to Sequent; and

                      (iii)   Failure analysis summary of Sequent returned
                              Products.

               1.1.2  Repair Throughput and Aging Profile

                      Brocade will provide these reports [*] as agreed upon between the parties.

        1.2    Sequent Provided Reports

               1.2.1  Sequent Field Metrics

                      Sequent will provide the following reports as provided for in sub-Section 7.1 of Attachment C. The content of these reports shall include:

                      (i)   Summary of field Quality Failures
                      (ii) Reliability Data in the form of average time between failures ("ATBR"). ATBR includes all replacements, some of which may not have been actual failures.

2.      REQUESTED REPORTS

        2.1    Brocade Provided Reports

               2.1.1  Sub-Tier Supplier Performance

                      The content shall include status reports indicating sub-tier supplier performance as provided in Section 19 of the Agreement.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     Pg. 38

               2.1.2  NTF Test Reports

                      The NTF reports required in Section 5 of Attachment D are to be supplied no later than ten 10) business days after completion of the NTF testing. Content of the reports will be as provided in sub-Section 5.2 of Attachment D.

               2.1.3  Failure Analysis Reports

                      Failure Analysis reports, including report content and time requirements, are to be supplied under sub-Section
                      6.3 of Attachment C.

               2.1.4  Recertification Reports

                      The Recertification reports required in Section 6 of Attachment D are to be supplied no later than ten (10) business days after completion of the Recertification. Content of the reports will be as provided in sub-Section
                      6.3 of Attachment D.

                                     Page 39